UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

ONCORUS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39575	47-3779757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street Suite 401
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 320-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 10, 2022, Oncorus, Inc. (the “Company”) announced that Richard Wanstall has been appointed as the Company’s Chief Financial Officer, effective upon his commencement of employment with the Company on the same date (the “Effective Date”). Mr. Wanstall has also been appointed as the Company’s principal financial officer and principal accounting officer, effective as of the Effective Date.

Mr. Wanstall, age 53, joins the Company from Aileron Therapeutics, Inc., a clinical stage chemoprotection oncology company, where he served as the company's Chief Financial Officer and Treasurer from December 2019 to May 2022 and previously as the company's Vice President, Finance and Operations from July 2018 to December 2019. From July 2014 to July 2018, Mr. Wanstall served as Vice President, Finance at Moderna Therapeutics, Inc., a biotechnology company focused on drug discovery and drug development based on messenger RNA. Prior to Moderna, Mr. Wanstall served as Senior Vice President, Global Finance at Stream Global Services, Inc., a multinational business process outsourcing company, from 2010 to 2014. Mr. Wanstall previously served in management roles in finance, accounting and SEC reporting for several technology and financial services companies. Mr. Wanstall began his career at the accounting firm of Coopers & Lybrand. Mr. Wanstall received a B.A. from Salem State College and an M.B.A. from Babson College.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Wanstall entered into an executive employment agreement dated as of the Effective Date (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Wanstall will receive an annual base salary of $420,000 and a one-time sign-on bonus of $50,000, and is eligible to receive an annual discretionary performance bonus at a target of 40% of his then-current base salary. In the event of a termination without cause or for good reason that is not in connection with a change in control (each term as defined in the Employment Agreement), Mr. Wanstall would be entitled to receive cash severance payments equal to 12 months of base salary, payment by the Company of the cost of up to 12 months of COBRA continuation coverage, any earned but unpaid annual bonus from the year prior to the year of the termination, and accelerated vesting of any outstanding time-based equity awards that would have vested in the 12 months following the date of termination. In the event of a termination without cause or for good reason that occurs within 60 days prior to or 12 months following a change in control, in addition to the severance benefits described in the preceding sentence, Mr. Wanstall would be entitled to full accelerated vesting of all outstanding equity awards.

In addition, Mr. Wanstall will be granted an option to purchase 225,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company’s common stock on the Effective Date. Of the shares underlying the option, 25% percent will vest on the first anniversary of the Effective Date and the remainder will vest in equal monthly installments over the following 36 months, subject to Mr. Wanstall's continuous service with the Company as of each vesting date.

Mr. Wanstall has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Wanstall and any other person pursuant to which he was selected as an officer of the Company.

The foregoing description of the terms of Mr. Wanstall's employment is not complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCORUS, INC.

Date:	May 10, 2022	By:	/s/ Ted Ashburn
Theodore (Ted) Ashburn, M.D., Ph.D. President and Chief Executive Officer